Exhibit 10.1(a)

March 22, 2018

Arjun Sarker
101 Thomson Road #17-03
United Square
Singapore 307591

Dear Arjun,

We are pleased to extend an offer of a promotion to the position of Senior Vice President, International Commercial. In this role, you will report directly to Joe Woody, Chief Executive Officer.

Start Date
Your anticipated start date for this new role is April 2, 2018.

Compensation
Prior to April 2, your compensation and benefits will be as they are for your current role as Vice President and General Manager, APAC. Following your start date, your compensation and benefits will be as set out below. As discussed, the target total compensation for this executive officer role is $793,125, consisting of base salary, short-term incentive compensation, and long-term incentive compensation, as follows:

Base Salary
You will receive the same base salary, payable in the same currency, as you currently receive as Vice President and General Manager, APAC, until your relocation date (as defined below). Beginning on your relocation date, your base salary will be US$15,781.25 semi-monthly, or US$378,750 per year, and is subject to applicable withholdings and deductions. You will be paid semi-monthly on the 15th and the last working day of the month.

Short-Term Incentive
You will be eligible to participate in Halyard Health's Management Achievement Award Plan (MAAP), which is our annual bonus plan. Your bonus for 2018 will be pro-rated for your two roles during the year:

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For the period of 2018 prior to your start date, your bonus target and payout will be as provided for with respect to your current role as Vice President and General Manager, APAC, prorated through the day before your start date above; plus

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Beginning on your start date, your bonus incentive target for 2018 will be 50% of your earned base pay. Bonus criteria for executive officers are established each year by the Compensation Committee of Halyard Health Inc.'s Board of Directors. For the period of 2018 following your start date, your 2018 bonus will be based on Halyard Health performance during the year and your 2018 base earnings earned following your start date.

The terms and conditions of MAAP will be governed by Halyard's MAAP document.

Exhibit 10.1(a)

Long-Term Incentive Compensation
The target long-term incentive award value for your new role is US$225,000. For 2018, you will receive an award consistent with your current role as Vice President and General Manager - APAC, plus the one-time equity grant described in the next section of this offer letter.

Beginning with the next annual grant following your start date (currently planned for May 2019), you will be eligible for annual long-term incentive grants consistent with you level and performance. For executive officers, the grant mix is a combination of stock options and performance-based restricted stock units, as follows:

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stock options, to be granted on or about May 1, 2019, with a grant date value of US$90,000. The number of options to be granted will be equal to the grant date value (US$90,000) divided by the Black-Scholes value of the options on that date. The strike price for the options will be equal to the closing stock price for Halyard shares on the grant date. Stock options will vest over a three-year period (30% year 1, 30% year 2, and 40% year 3).

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performance-based restricted share units, to be granted on or about May 1, 2019, with a grant date value of US135,000. The target number of performance-based share units to be granted will be equal to the grant date value (US$135,000) divided by the closing stock price for Halyard shares on the grant date. Performance-based restricted share units will vest at the end of the three-year performance period (1/1/2018 - 12/31/2020). The number of performance-based restricted share units that will that will ultimately vest will depend on the extent to which the performance metrics for those units have been met, as determined by the Compensation Committee after the end of the three-year performance period.

The annual long-term incentive target grant amount along with the grant type and mix are subject to change by the Compensation Committee of Halyard's Board of Directors. The terms and conditions of all equity grants are governed by Halyard's Equity Participation Plan document.

Sign-on Equity Award
You will also be awarded a one-time equity award in the amount of US$150,000. The award will be made in time-based restricted stock units that will vest three years from the grant date. Your one-time sign-on equity grant will be made on or about May 2, 2018.

Benefits
Halyard offers a comprehensive benefits package that includes medical, dental, vision, life insurance, flexible spending accounts, company-paid disability programs and a matching 401(k) plan. You will be provided a benefits guide with details of these programs.

Exhibit 10.1(a)

Vacation
As an employee of Halyard, you will receive four (4) weeks of vacation and four (4) personal holidays per year. Vacation and personal holidays are prorated based on your date of hire.

Relocation
It is expected that you will perform your new duties from your current work location in Singapore until October 2018 (the "relocation date"), at which time it is expected that you will relocate and begin to perform your duties based at the Company's world headquarters in Alpharetta, Georgia.

We have discussed cash payment(s) by Halyard to compensate you for anticipated higher costs of living following your relocation. We have agreed to make the following cost of living payments: on or about your relocation date, Halyard will pay you US$129,000 and on about the one-year anniversary of your relocation date, Halyard will pay you US$65,000. In the unlikely event that you would voluntarily leave the organization before the second anniversary of your relocation date, you will be obligated to repay Halyard the cost of living payments.

Halyard Health's relocation services are administered by Weichert Workforce Mobility Inc. A Weichert representative will contact you following your acceptance of this employment offer to review the Executive-level Relocation Policy. Please do not initiate any relocation activities until you have spoken to a Weichert representative. Prior to acceptance of this employment offer, if you have any questions regarding relocation, please contact me. In the unlikely event that you would voluntarily leave the organization before your second anniversary, you will be obligated to repay to Halyard any relocation payments you have received under the Relocation Program.

Other Considerations
This offer is contingent upon: (1) the satisfactory completion of a background check and drug test; (2) acknowledgment that you are not under any non-compete, non-solicitation or any other agreements that would prevent you from working for Halyard Health; and (3) your acceptance of Halyard's Confidentiality, Non-Solicitation and Assignment of Business Ideas Agreement. These agreements are required of all new hires of Halyard Health because of an employee's potential access to confidential information, customer lists and trade secrets.

This offer is also contingent upon verification of your legal right to work in the United States. It is anticipated that you may not have a US work visa in advance of your start date but that you will have an appropriate work visa prior to your relocation date. Prior to your relocation date, you will commence your duties from your current home location in Singapore and comply with all travel guidance and other requirements provided to you by us in order to ensure a timely issuance of a proper work visa. In the unlikely event that you are not able to secure a proper work visa, Halyard reserves the right to rescind this offer retroactive to the date hereof.

Employment at Halyard is at-will and can be ended by you or the company for any reason at any time. Furthermore, this letter is simply intended to provide a general description of the terms of your at-will employment. It does not constitute a contract or give rise to any contractual or quasi-contractual rights, and the offer of employment or the terms of the employment may be changed or rescinded by Halyard at any time.

Exhibit 10.1(a)

Upon acceptance of this new role, you will be deemed an executive officer of Halyard and as such you will have obligations to file reports under Section 16 of the Securities and Exchange Act of 1934. The company has a compliance program to assist officers and board members to meet their Section 16 filing obligation. In order to file Section 16 reports required as a result of your hiring (a Form 3) and your receipt of the equity grants referenced above (a Form 4), the company will need you to provide it with your SEC filing codes as soon as possible. If you have not previously been a Section 16 reporting officer, then the company can help you apply for those codes. Your Form 4 to report your equity grants will be due no later than 2 days following the grant date. A Form 3 to report any HYH shares you may own at the time of hire is due no later than 10 days following your start date. Ross Mansbach in our legal department can assist you with obtaining any necessary SEC codes.

We look forward to your acceptance of this offer and would appreciate your response within three business days.

If you have any questions or need additional information, call me.

Sincerely,

/s/ Joseph F. Woody
Joseph F. Woody Chief Executive Officer

Arjun Sarker
Offer of Senior Vice President, International Commercial

To indicate your acceptance of this offer and its terms and conditions, please sign in the space provided below:

Printed Name:	ARJUN SARKER
Signature:	/s/ Arjun Sarker
Date:	23 March 2018